UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2018
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 24, 2018, Steven Shulman notified the Board of Directors (the “Board”) of R1 RCM Inc. (the “Company”) of his intention to resign, effective as of April 2, 2018, as a director, as Chairman of the Board, and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Shulman joined the Board in April 2013 and was elected Chairman in April 2014. Mr. Shulman will not stand for re-election at the Company’s next Annual Meeting of Stockholders (the "2018 Annual Meeting"). As a result of Mr. Shulman’s resignation, the Chairman Services Agreement between the Company and Mr. Shulman will terminate in accordance with its terms.

On June 12, 2017, the Company awarded Mr. Shulman a non-qualified stock option (the “Option Award”) to purchase shares of the Company’s common stock, pursuant to the R1 RCM Inc. Second Amended and Restated 2010 Stock Incentive Plan (the “Plan”). On the effective date of Mr. Shulman’s resignation from the Board, the terms of the Option Award dictate that it will terminate immediately and Mr. Shulman will have sixty days to exercise any vested options. Pursuant to Section 11(f) of the Plan, the Board may amend outstanding awards under the Plan. The Board has approved accelerating the vesting of an unvested portion of the Option Award so that 20,152 shares of common stock scheduled to vest on June 12, 2018 will be fully vested and exercisable on April 1, 2018. The remainder of the Option Award will terminate on its own terms and shall not be exercisable.

(d) On March 25, 2018, pursuant to the Securities Purchase Agreement (the “SPA”), dated as of January 23, 2018, between the Company and IHC Health Services, Inc. (“Intermountain”), the Board temporarily increased the number of directors comprising the Board to 11 and elected Albert R. Zimmerli as a director of the Company, to serve until the 2018 Annual Meeting and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Zimmerli was elected upon the recommendation of the Nominating and Corporate Governance Committee of the Board. Mr. Zimmerli is the Executive Vice President and Chief Financial Officer of Intermountain. For the year ended December 31, 2017, the Company recognized $16.1 million of net services revenue from Intermountain. The information contained in Item 1.01 of the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 24, 2018 with respect to the SPA and the Amended and Restated Services Agreement between the Company and Intermountain is incorporated herein by reference.

The Company has entered into an indemnification agreement with Mr. Zimmerli in the form that the Company has entered into with its other directors, which provides that the Company will indemnify Mr. Zimmerli to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Zimmerli, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Mr. Zimmerli, age 66, has been the Chief Financial Officer of Intermountain, a not-for-profit health system based in Salt Lake City, Utah, since 2003, serving as senior vice president from 2003 to 2012 and as executive vice president since 2012. He is responsible for the direction and oversight of all of Intermountain’s financial operations, insurance/health plans operations (SelectHealth), information systems operations and new business development and innovation strategies. Prior to joining Intermountain, Mr. Zimmerli was the executive vice president and chief financial officer of the Methodist Hospital System in Houston, Texas. Prior to that, he served in numerous capacities with Memorial Hermann Healthcare System in Houston, including senior vice president and chief financial officer, as well as president of certain of its subsidiaries. He also was a partner in Ernst & Young’s Houston office, where he spent 16 years, specializing in healthcare. Mr. Zimmerli serves on the boards of several privately-held companies. He also serves on the Executive Board of the Salt Lake Chamber of Commerce and advisory boards for several private equity funds for which Intermountain is a limited partner. We believe Mr. Zimmerli’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on the Board.

A copy of the press release announcing these changes is attached hereto as Exhibit 99.1.

Item 8.01 Other Events.

The Board has elected Alex Mandl as Lead Director, effective immediately. Mr. Mandl has served on the Board since November 2013 and currently serves as Chair of the Audit Committee of the Board. A committee of independent directors, including Mr. Mandl, has been formed to lead the process to identify and appoint the Company’s next Chairman of the Board.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Number	Description
	99.1	Press Release dated March 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 26, 2018

R1 RCM Inc.

		By:	/s/ Christopher S. Ricaurte

Christopher S. Ricaurte
Chief Financial Officer and Treasurer